EXHIBIT 16

November 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Sirs:

We have read Item 4 of Form 8-K, dated November 5, 2003, of Oban Mining Inc. and are in agreement with the statements contained in paragraphs 2 and 3 of Item 4 on page 2 therein. We have no basis to agree or disagree with statements made in paragraph 1 of Item 4 on page 2 with regard to the appointment of Dohan & Company, Certified Public Accountants.

Yours truly,

HOOGENDORN VELLMER
Chartered Accountants

/s/ Ihlpaili Vellmer
Ihlpaili Vellmer, CA
Vancouver, British Columbia